UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): August 15, 2018
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8620 Spectrum Center Blvd. San Diego, California	92123
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 1.01.     Entry into a Material Definitive Agreement.
On August 15, 2018, Bridgepoint Education, Inc. entered into an Office Lease (“Lease”) with Ascend Northrop, LLC, for up to approximately 130,642 rentable square feet of office space in the building complex to be known as Ascend at Chandler Airport Center to be located at 1811 East Northrup Boulevard in Chandler, Arizona (the “Premises”). We intend to use the Premises primarily for call center, general offices and administrative offices.
The initial term of the Lease is 130 months, commencing on the commencement date of the Lease (“Commencement Date”), with the option to extend the Lease for two five-year additional terms. The Commencement Date is estimated to be March 1, 2019.
The monthly base rent over the initial term of the Lease will commence at approximately $66,666 per month, and increase over time to approximately $234,095 per month. The total amount of base rent payments over the initial term of the lease is approximately $25.5 million. We are also obligated to make additional rent payments to the extent building operating costs and certain other expenses exceed the thresholds specified in the Lease.
As a security deposit for the Lease, we posted a $5.6 million irrevocable standby letter of credit.

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2018		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel